Exhibit 99.1
DOMINION RESOURCES BLACK WARRIOR TRUST
Press Release
Dominion Resources Black Warrior Trust
Announces 4th Quarter Cash Distribution
     DALLAS, TEXAS, November 19, 2009—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.246351 per unit. The distribution will be payable December 9, 2009 to unitholders of record on November 30, 2009. Dominion’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.dom-dominionblackwarriortrust.com/.
     This distribution represents the quarterly royalty payment from HighMount Black Warrior Basin LLC (“HBWB”) reflecting production from July 1, 2009 to September 30, 2009. HBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 675 million cubic feet (“MMcf”) during this period compared to 690 MMcf in the previous quarter. Prices for this quarter to the trust averaged $3.41 per mcf compared to $3.58 per mcf for the previous quarter.
     The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by HBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc. In 2007, the underlying properties were acquired by HBWB, an indirect subsidiary of Loews Corporation. The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.
     Effective June 1, 2009, American Stock Transfer & Trust Company (“AST”) is the new transfer agent and registrar for Dominion Resources Black Warrior Trust. Unitholders with registered accounts can contact AST with questions relating to transfers of ownership and instruction, change of addresses, direct deposit of distribution checks, and any other account related questions. The dedicated toll free number to call AST is 1-866-210-8063.
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Contact:
Ron E. Hooper, Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll-free — 1.800.365.6548